Exhibit 99.2

PRESS RELEASE

Plantronics Declares Quarterly Dividend

FOR INFORMATION, CONTACT: Jon Alvarado Treasurer and Director of Investor Relations (831) 458-7533	FOR IMMEDIATE RELEASE May 2, 2006

Santa Cruz, CA - May 2, 2006 - Plantronics, Inc., (NYSE: PLT) today announced that its Board of Directors declared a quarterly dividend of $0.05 per share. The dividend is payable on June 9, 2006 to shareholders of record at the close of business on May 19, 2006.

 “We are pleased to announce our eighth consecutive dividend payment to our shareholders,” said Ken Kannappan, President and Chief Executive Officer.

About Plantronics

In 1969, a Plantronics headset carried the historic first words from the moon: “That’s one small step for man, one giant leap for mankind.”  Since then, Plantronics has become the headset of choice for mission-critical applications such as air traffic control, 911 dispatch, and the New York Stock Exchange.  Today, this history of Sound Innovation™ is the basis for every product we build for the office, contact center, personal mobile, entertainment and residential markets. The Plantronics family of brands includes Plantronics, Altec Lansing, Clarity, and Volume Logic. For more information, go to www.plantronics.com or call (800) 544-4660.

Altec Lansing, Clarity, Plantronics, Sound Innovation, and Volume Logic are trademarks or registered trademarks of Plantronics, Inc. All other trademarks are the property of their respective owners.